Exhibit 99.1

Contacts:

Ligand Pharmaceuticals Incorporated	LHA
John L. Higgins, President and CEO	Don Markley
Jennifer Capuzelo, Investor Relations	dmarkley@lhai.com
jcapuzelo@ligand.com	(310) 691-7100
(858) 550-7584

Ligand Reports Fourth Quarter and Full Year 2012 Financial Results

Conference Call Begins at 4:30 p.m. Eastern time today

SAN DIEGO (February 13, 2013) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today announced financial results for the three and 12 months ended December 31, 2012 and reviewed business highlights for the fourth quarter of 2012 and early 2013.  Ligand’s 2012 Form 10-K is expected to be filed before March 12, 2013.  Financial information related to contingent value rights contained in this news release is being finalized and is therefore subject to adjustment.

“2012 was a transformational year for Ligand. Our operations reached profitability and positive cash-flow by year-end, and progress made in our late-stage partnered and unpartnered programs demonstrated the tremendous potential of our unique business model,” commented John Higgins, President and Chief Executive Officer of Ligand.  “We are very pleased with the continued revenue growth of Promacta®, partnered with GlaxoSmithKline, and believe the approval of Onyx’s drug Kyprolis® in 2012 is a significant event for Ligand and our Captisol® business.  Today, we have seven drugs generating royalties, with a potential for six more royalty-bearing products to be approved in the next three years.  We expect to see continued advancement of our pipeline as well as revenue and net income growth in 2013 and beyond.”

Fourth Quarter Financial Results

Total revenues from continuing operations for the fourth quarter of 2012 were $13.6 million, compared with $12.9 million for the fourth quarter of 2011.  The $0.7 million increase is primarily due to higher royalty revenues from increased sales of Promacta, partially offset by lower Captisol sales and license and milestone revenues.

Cost of goods sold was $2.3 million for the fourth quarter of 2012, an increase of $0.3 million compared with the fourth quarter of 2011.  Other operating costs and expenses from continuing operations for the fourth quarter of 2012 were $6.9 million, compared with other operating costs and expenses of $6.5 million for the fourth quarter of 2011.  Research and development expenses of $2.5 million were roughly flat compared with the fourth quarter of 2011.  General and administrative expenses were $4.3 million, an increase of $0.6 million compared with the fourth quarter of 2011, primarily due to costs associated with tax consulting projects.

Net income for the fourth quarter of 2012 was $1.1 million, or $0.05 per share, compared with net income for the fourth quarter of 2011 of $4.7 million, or $0.24 per share.  Excluding an increase in liability for contingent value rights of $2.8 million, or $0.14 per share, for the fourth quarter of 2012 and a decrease in liability for contingent value rights of $0.3 million, or $0.02 per share, for the fourth quarter of 2011, net income for the fourth quarter of 2012 was $3.9 million, or $0.19 per share, compared with net income for the fourth quarter of 2011 of $4.4 million, or $0.22 per share.

Income from continuing operations for the fourth quarter of 2012 was $2.6 million, or $0.13 per share, compared with income from continuing operations for the fourth quarter of 2011 of $4.7 million, or $0.24 per share.  Excluding the increase in liability for contingent value rights of $2.8 million, or $0.14 per share, for the fourth quarter of 2012 and a decrease in liability for contingent value rights of $0.3 million, or $0.02 per share, for the fourth quarter of 2011, income from continuing operations for the fourth quarter of 2012 was $5.4 million, or $0.27 per share, compared with income from continuing operations for the fourth quarter of 2011 of $4.4 million, or $0.22 per share.

As of December 31, 2012, Ligand had cash, cash equivalents, short-term investments and restricted investments of $15.1 million and accounts receivable of $4.6 million.

Full-Year Financial Results

Total revenues for 2012 were $31.4 million, compared with $30.0 million for 2011. Cost of goods sold was $3.6 million for 2012, compared to $4.9 million in 2011.  Other operating costs and expenses for 2012 were $27.2 million, including $6.8 million in non-cash expense items, compared with other operating costs and expenses for 2011 of $27.5 million, including a $2.3 million write-off of in-process research and development for discontinued programs.

The net loss for 2012 was $0.5 million, or $0.03 per share, compared with net income for 2011 of $9.7 million, or $0.49 per share.  Net income for 2011 included a $13.3 million income tax benefit.  Excluding the increase in liability for contingent value rights of $1.7 million, or $0.08 per share, for 2012 and $1.0 million, or $0.05 per share, for 2011, net income for 2012 was $1.1 million, or $0.06 per share, compared with net income for 2011 of $10.7 million, or $0.55 per share.

The loss from continuing operations for 2012 was $2.7 million, or $0.13 per share, compared with income from continuing operations for 2011 of $9.7 million, or $0.49 per share.  Excluding the increase in liability for contingent value rights of $1.7 million, or $0.08 per share, for 2012 and an increase in liability for contingent value rights of $1.0 million, or $0.05 per share, for 2011, the loss from continuing operations for 2012 was $1.0 million, or $0.05 per share, compared with income from continuing operations for 2011 of $10.7 million, or $0.55 per share.

2013 Operating Forecast

For 2013 Ligand expects total revenues to be in the range of $41 million to $44 million and combined research and development and general and administrative expenses to be approximately $27 million, including approximately $7 million of non-cash expense items.  Net income per share for 2013 is expected to be in the range of $0.35 to $0.39.

Fourth Quarter and Recent Business Highlights

•

Ligand partner GlaxoSmithKline announced that the FDA approved Promacta for the treatment of thrombocytopenia (low blood platelet counts) in patients with chronic hepatitis C to allow them to initiate and maintain interferon-based therapy.  Promacta is the first supportive care treatment available to patients who are ineligible or poor candidates for interferon-based therapy due to low blood platelet counts.  Promacta in combination with interferon-based therapy has been shown to improve a patient’s ability to achieve sustained virologic response or viral cure.

•	GlaxoSmithKline received marketing approval for Promacta for the treatment of chronic idiopathic thrombocytopenia in Bangladesh. Promacta is now approved for sale in 92 countries worldwide.

•

Ligand initiated a pivotal trial of Captisol-enabled, propylene glycol-free (PG-free) high-dose melphalan as a conditioning treatment prior to autologous stem cell transplant for patients with multiple myeloma.  This multi-center trial will evaluate safety and efficacy in 60 patients, and is intended to confirm the results from an earlier Phase 2a study demonstrating that the PG-free melphalan intravenous formulation was safe and well-tolerated, and met the requirements for establishment of bioequivalence to the current commercial intravenous formulation of melphalan (sold by GlaxoSmithKline as Alkeran® for Injection).

•

Ligand partner Pfizer announced that the FDA accepted for review a New Drug Application (NDA) for bazedoxifene/conjugated estrogens (BZA/CE), a potential new medicine for non-hysterectomized women for the treatment of moderate-to-severe vasomotor symptoms and vulvar and vaginal atrophy associated with menopause, as well as the prevention of postmenopausal osteoporosis. The FDA Prescription Drug User Fee Act (PDUFA) date is October 3, 2013.

•

Ligand presented preclinical data on LG-7501 at the 63rd Annual Meeting of the American Association for the Study of Liver Diseases.  LG-7501 is a small molecule inhibitor of NS5B polymerase for the treatment of hepatitis C virus infection, which uses Ligand’s HepDirect™ liver-targeting technology platform.

•

Ligand received a milestone payment of 620,000 shares of common stock in partner Retrophin, Inc., valued at approximately $1.4 million as of the transaction date and as of December 31, 2012, under the previously executed license agreement for the development and commercialization of Retrophin’s lead clinical candidate RE-021, formerly known as DARA (a Dual Acting Receptor Antagonist of Angiotensin and Endothelin receptors).  Receipt of this milestone was triggered by the completion of Retrophin’s merger with Desert Gateway, Inc. and its transition to a publicly traded company.

•

Investigators reported additional data from Ligand’s successfully completed Phase 2a study of Captisol-enabled, PG-free melphalan, which will be presented this evening in a poster session at the 2013 BMT Tandem Meetings Conference in Salt Lake City.

Non-GAAP Financial Measures

The adjusted non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures discussed above for the quarters and years ended December 31, 2012 and 2011 exclude expenses related to the increase in liability for contingent value rights.

Management has presented net income, net income per share, income from continuing operations and income from continuing operations per share in accordance with GAAP and on an “adjusted” basis for the quarters and years ended December 31, 2012 and 2011.  Ligand believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors.  Ligand uses these non-GAAP financial measures in connection with its own budgeting and financial planning.  These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions.  To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.”  A replay of the call will be available until March 12, 2013 at 5:30 p.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S., using passcode is 407649.  Individual investors can access the Webcast through Ligand’s web site at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company that develops and acquires assets it believes will generate royalty revenues and, under its lean corporate cost structure, produce sustainable profitability.  Ligand has a diverse asset portfolio addressing the unmet medical needs of patients for a broad spectrum of diseases including thrombocytopenia, multiple myeloma, diabetes, hepatitis, muscle wasting, dyslipidemia, anemia and osteoporosis.  Ligand’s Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs.  Ligand has established multiple alliances with the world’s leading pharmaceutical companies including GlaxoSmithKline, Merck, Pfizer, Eli Lilly & Company, Baxter International, Bristol-Myers Squibb, Celgene, Onyx Pharmaceuticals, Lundbeck Inc. and The Medicines Company, among others.  Please visit www.captisol.com for more information on Captisol or www.ligand.com for more information on Ligand.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release.  Actual events or results may differ from Ligand’s expectations.  For example, we may not receive expected revenue from material sales of Captisol, expected royalties on partnered products or from research and development milestones may not be received, and we and our partners may not be able to timely or successfully advance any product(s) in Ligand’s internal or partnered pipeline.  In addition, there can be no assurance that Ligand will achieve its guidance for 2013 or beyond, that Ligand will deliver strong cash flow over the long-term, that Ligand’s 2013 revenues will be at the levels or be broken down as currently anticipated or that Captisol sales will be sufficiently strong, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, or that there will be a market for the product(s) if successfully developed and approved.  Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand’s ability to obtain regulatory approval.  Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand’s product(s) could delay or prevent regulatory approval or commercialization.  Ligand may also have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the Avinza and oncology product lines.  In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs.  The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price.  Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov.  Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.  This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

LIGAND PHARMACEUTICALS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Revenues:
Royalties	$4,817	$2,616	$14,073	$9,213
Material sales	5,282	6,460	9,432	12,123
Collaborative research and development and other revenues	3,536	3,861	7,883	8,701

Total revenues	13,635	12,937	31,388	30,037

Operating costs and expenses:
Cost of goods sold	2,328	2,059	3,601	4,909
Research and development	2,476	2,599	10,790	10,291
General and administrative	4,283	3,709	16,108	14,977
Write-off of in-process research and development	—	—	—	2,282
Lease exit and termination costs	156	147	315	(22)

Total operating costs and expenses	9,243	8,514	30,814	32,437
Amortization of deferred gain on sale leaseback	—	426	—	1,702

Gain (loss) from operations	4,392	4,849	574	(698)
Other income (expense), net	(601)	(174)	(2,789)	(1,847)
Decrease (increase) in contingent liabilities	(2,841)	304	(1,650)	(1,013)
Income tax (expense) benefit	1,636	(289)	1,191	13,270

Income (loss) from continuing operations	2,586	4,690	(2,674)	9,712

Income (loss) from discontinued operations, net of taxes	(1,523)	—	2,147	3

Net income	$1,063	$4,690	$(527)	$9,715

Basic and diluted per share amounts:
Income (loss) from continuing operations	$0.13	$0.24	$(0.13)	$0.49
Discontinued operations	(0.08)	—	0.11	—

Net income	$0.05	$0.24	$(0.03)	$0.49

Weighted average number of common shares-basic	20,034,558	19,674,945	19,853,095	19,655,632
Weighted average number of common shares-diluted	20,124,331	19,738,228	19,853,095	19,713,320

LIGAND PHARMACEUTICALS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$12,381	$17,041
Accounts receivable	4,589	6,110
Inventory	1,697	1,301
Other current assets	829	1,581
Current portion of co-promote termination asset	4,327	6,197

Total current assets	23,823	32,230

Restricted cash and investments	2,767	1,341
Property and equipment, net	788	455
Goodwill and other identifiable intangible assets	68,150	70,564
Long-term portion of co-promote termination asset	8,207	15,255
Other assets	525	738

Total Assets	$104,260	$120,583

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$16,277	$27,446
Current portion of co-promote termination liability	4,327	6,197
Current potion of note payable	14,835	—
Bank line of credit	—	10,000

Total current liabilities	35,439	43,643
Long-term portion of co-promote termination liability	8,207	15,255
Long-term portion of deferred revenue	2,369	3,466
Long-term debt	13,443	20,286
Other long-term liabilities	18,317	21,404

Total liabilities	77,775	104,054
Common stock subject to conditional redemption	—	8,344
Stockholders’ equity	26,485	8,185

Total liabilities and stockholders’ deficit	$104,260	$120,583

LIGAND PHARMACEUTICALS INCORPORATED

NON-GAAP FINANCIAL MEASURES

(in thousands, except share data)

	Three Months Ended December 31, 2012
	GAAP	CVR Adjustment	NON-GAAP
	(unaudited)
Gain (loss) from operations	4,392	—	4,392
Other income (expense), net	(601)	—	(601)
Decrease (increase) in contingent liabilities	(2,841)	2,841	—
Income tax (expense) benefit	1,636	—	1,636

Income (loss) from continuing operations	2,586	2,841	5,427

Income (loss) from discontinued operations, net of taxes	(1,523)	—	(1,523)

Net income	$1,063	$2,841	$3,904

Basic and diluted per share amounts:
Income (loss) from continuing operations	$0.13	$0.14	$0.27
Discontinued operations	(0.08)	—	(0.08)

Net income	$0.05	$0.14	$0.19

Weighted average number of common shares-basic	20,034,558	20,034,558	20,034,558
Weighted average number of common shares-diluted	20,124,331	20,124,331	20,124,331

	Three Months Ended December 31, 2011
	GAAP	CVR Adjustment	NON-GAAP
Gain (loss) from operations	4,849	—	4,849
Other income (expense), net	(174)	—	(174)
Decrease (increase) in contingent liabilities	304	(304)	—
Income tax (expense) benefit	(289)	—	(289)

Income (loss) from continuing operations	4,690	(304)	4,386

Income (loss) from discontinued operations, net of taxes	—	—	—

Net income	$4,690	$(304)	$4,386

Basic and diluted per share amounts:
Income (loss) from continuing operations	$0.24	$(0.02)	$0.22
Discontinued operations	—	—	—

Net income	$0.24	$(0.02)	$0.22

Weighted average number of common shares-basic	19,674,945	19,674,945	19,674,945
Weighted average number of common shares-diluted	19,738,228	19,738,228	19,738,228

LIGAND PHARMACEUTICALS INCORPORATED

NON-GAAP FINANCIAL MEASURES

(in thousands, except share data)

	Twelve Months Ended December 31, 2012
	GAAP	CVR Adjustment	NON-GAAP
	(unaudited)
Gain (loss) from operations	574	—	574
Other income (expense), net	(2,789)	—	(2,789)
Decrease (increase) in contingent liabilities	(1,650)	1,650	—
Income tax (expense) benefit	1,191	—	1,191

Income (loss) from continuing operations	(2,674)	1,650	(1,024)

Income (loss) from discontinued operations, net of taxes	2,147	—	2,147

Net income	$(527)	$1,650	$1,123

Basic and diluted per share amounts:
Income (loss) from continuing operations	$(0.13)	$0.08	$(0.05)
Discontinued operations	0.11	—	0.11

Net income	$(0.03)	$0.08	$0.06

Weighted average number of common shares-basic	19,853,095	19,853,095	19,853,095
Weighted average number of common shares-diluted	19,935,718	19,935,718	19,935,718

	Twelve Months Ended December 31, 2011
	GAAP	CVR Adjustment	NON-GAAP
Gain (loss) from operations	(698)	—	(698)
Other income (expense), net	(1,847)	—	(1,847)
Decrease (increase) in contingent liabilities	(1,013)	1,013	—
Income tax (expense) benefit	13,270	—	13,270

Income (loss) from continuing operations	9,712	1,013	10,725

Income (loss) from discontinued operations, net of taxes	3	—	3

Net income	$9,715	$1,013	$10,728

Basic and diluted per share amounts:
Income (loss) from continuing operations	$0.49	$0.05	$0.55
Discontinued operations	—	—	—

Net income	$0.49	$0.05	$0.55

Weighted average number of common shares-basic	19,655,632	19,655,632	19,655,632
Weighted average number of common shares-diluted	19,713,320	19,713,320	19,713,320

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